EMPLOYMENT AGREEMENT

BETWEEN

IAN LEGROW

AND

COREL CORPORATION

MADE AS OF APRIL 17, 2002

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of April 17, 2002;

B E T W E E N:

COREL CORPORATION
(the "Corporation")

OF THE FIRST PART,

- and -

Ian Legrow
(the "Executive")

OF THE SECOND PART.

WHEREAS the Executive has been employed with the Corporation since May 30, 1994 in a variety of capacities, having been appointed as Executive Vice President Creative Products on October 10, 2000 ;

AND Whereas the Executive and the Corporation wish to formalize the terms and conditions of the Executive's employment as Executive Vice President - Product Strategy with the Corporation;

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 Change of Control

"Change of Control" means the occurrence of any of the following events:

(a) the Corporation is merged, or consolidated or reorganized into or with another corporation or other legal person in any transaction or series of related transactions (other than a transaction to which only the Corporation and one or more of its subsidiaries are parties) and as a result of such merger, consolidation or reorganization, less than 51% of the combined voting power of the outstanding voting securities of the surviving entity or person immediately after such transaction or series of related transactions, are held in the aggregate by persons or entities who were holders of voting securities of the Corporation immediately prior to such transaction;

(b) the Corporation sells all or substantially all of its assets to any other corporation or other legal person in any sale or series of related sales (other than a transaction to which only the Corporation and one or more of its subsidiaries are parties);

(c) the Corporation's Board of Directors approves the distribution to the Corporation's shareholders of all or substantially all of the Corporation's net assets, or the Corporation's Board of Directors, shareholders or a court of competent jurisdiction approves the dissolution or liquidation of the Corporation; or

(d) any other transactions or series of related transactions occur which have substantially the same effect as the transactions specified in any of the preceding clauses (other than transactions to which only the Corporation and one or more of its subsidiaries are parties).

1.2 Confidential Information

"Confidential Information" means confidential information of the Corporation, including trade secrets, customer lists and other confidential information concerning the business and affairs of the Corporation.

1.3 Date of Termination

"Date of Termination" means the date on which a proper Notice of Termination is given to or by the Executive.

1.4 Good Reason

"Good Reason" means:

(a) the Corporation and its subsidiaries, taken as a whole, cease to operate as a going concern;

(b) any action by the Corporation without the Executive's consent that constitutes constructive termination of the Executive's employment with the Corporation, including (i) any material reduction in the Executive's titles, reporting relationships, powers, authority, duties or responsibilities; (ii) any reduction in the Executive's base salary; or (iii) any material reduction in the value of the Executive's employee group insurance or health benefit plans and programmes;

(c) the Corporation fails to pay, when due, any amount payable by it to the Executive pursuant to this Agreement;

(d) any term of the Executive's employment with the Corporation is changed without the Executive's consent in any proceedings under any bankruptcy, reorganization, arrangement, dissolution, winding-up or liquidation statute or law of any jurisdiction, including the Companies' Creditors Arrangement Act (Canada).

Notwithstanding the foregoing or any other term of this Agreement, the appointment of an EVP, Product Development or similar executive and a change in titles, reporting relationships, powers, authority, duties or responsibilities for Executive resulting from an altered role for Executive reporting to said EVP, Product Development or similar executive, along with any other required change to the terms of this Agreement by reason of said appointment, shall not constitute a "material reduction" or "Good Reason" under this Agreement nor shall such changes otherwise constitute either a constructive dismissal or a repudiation of this Agreement.

1.5 Permanent Disability

"Permanent Disability" means the Executive's absence from his duties with the Corporation on a full time basis for more than six (6) consecutive months as a result of the Executive's incapacity due to physical or mental illness.

1.6 Severance Period

"Severance Period" means a period of 12 months from the Date of Termination.

1.7 Subsidiary

"Subsidiary" has the meaning ascribed to it in the Business Corporations Act.

ARTICLE 2 - EMPLOYMENT

2.1 Employment

Subject to the terms and conditions of this Agreement, the Corporation will employ the Executive in the office of Executive Vice President - Product Strategy reporting to the Chief Executive Officer. Without limiting the Executive's right to terminate this Agreement for Good Reason, the Corporation shall have the unilateral right to change the Executive's offices, titles, reporting relationships, powers, authority, duties or responsibilities.

2.2 Review

The Executive and Corporation agree that they will review the terms and conditions of the Executive's employment every three (3) years and recommend changes, if any, to this Agreement, subject to Section 7.9.

2.3 Place of Employment

The Executive will perform his work and services for the Corporation primarily at its head office in Ottawa. The Executive acknowledges that the Board of Directors has the discretion to change the location of the head office of the Corporation, in which case the Executive will be required to relocate. In the event that the Executive agrees to relocate, expenses incurred by the Executive and his family will be reimbursed in accordance with the Corporation's relocation policy in effect at that time .. The Executive acknowledges that the performance of Executive's duties and functions will necessitate frequent travel to other places.

ARTICLE 3 - REMUNERATION AND BENEFITS

3.1 Base Salary

The Corporation will pay the Executive an annual base salary of Two Hundred and Four Thousand Dollars ($204,000.00 CDN) . The Executive's base salary will be reviewed annually following completion of the Corporation's financial year ending November 30 at the time of the review of compensation for the other members of the Executive Management Team or other senior management employees of the Corporation.

3.2 Benefits

The Executive will be entitled to participate in all health, disability, death, pension and other employee benefit plans and programmes of the Corporation in effect from time to time in accordance with their terms.

3.3 Incentive Plans

The Corporation may pay the Executive an annual bonus if the Corporation achieves certain revenue, pre-tax operating income and/or development or other targets to be established each year in advance by the Chief Executive Officer and the Board of Directors. If one hundred percent (100%) of the Corporate objectives and personal objectives set for a given year are attained, the Executive shall be entitled to one hundred percent (100%) of the agreed upon bonus. The amount of bonus, if any, to which the Executive will be entitled for attaining a lesser percentage of objectives will be determined by the Chief Executive Officer and the Board of Directors.

3.4 Stock Option Plans

The Executive will be eligible for a grant of options, at the discretion of the Board of Directors, in accordance with the policy and practice in place for other senior executives of the Corporation and in accordance with the terms and conditions of such grant and the stock option plan in place for senior executives of the Corporation.

3.5 Vacation

The Executive will be entitled to paid vacation each year in accordance with the policy and practice in place for other senior executives of the Corporation. The Executive will take vacation at a time or times reasonable for each of the Corporation and the Executive in the circumstances.

3.6 Expenses

The Corporation will reimburse the Executive for all reasonable out-of-pocket expenses properly incurred by Executive in the course of employment with the Corporation. The Executive will provide the Corporation with appropriate statements and receipts verifying such expenses.

3.7 Parking

The Corporation will provide a parking space for the Executive at his or her primary place of business.

3.8 Supplementary Pension Benefit

The Executive will be eligible for enrolment in the pension plan, if any, available to other senior executives of the Corporation and on the same terms and conditions applicable to other senior executives of the Corporation, subject to the condition that the Executive's compensation, as set out in Section 3.1, was determined on the assumption that any pension contributions made on behalf of the Executive will not result in contribution in excess of current RRSP contribution limits. The Executive acknowledges that the Corporation is currently reviewing the feasibility of a corporate pension plan and no decision has been made, as of this date, on the availability of a plan for company employees and executives.

ARTICLE 4 - EXECUTIVE'S COVENANTS

4.1 Full Time Service

The Executive will devote all of Executive's working time, attention and effort to the business and affairs of the Corporation and its subsidiaries and will well and faithfully serve the Corporation and its subsidiaries and will use best efforts to promote the interests of the Corporation and its subsidiaries.

4.2 Duties and Responsibilities

The Executive will duly and diligently perform all the duties assigned to Executive and commensurate with Executive's position while in the employ of the Corporation, and will truly and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Executive may from time to time receive for, from or on account of the Corporation.

4.3 Rules and Regulations

The Executive will be bound by and will faithfully observe and abide by all the rules and regulations of the Corporation from time to time in force which are brought to Executive's notice or of which Executive should reasonably be aware.

4.4 Confidential Information

(a) The Executive acknowledges that, by reason of his employment with the Corporation, Executive will have access to Confidential Information. The Executive agrees that, during and after Executive's employment with the Corporation, Executive will not disclose to any person, except in the proper course of Executive's employment with the Corporation, or use for Executive's own purposes or for any purposes other than those of the Corporation, any Confidential Information acquired by Executive.

(b) Any breach of Section 4.4(a) by the Executive will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm. The Executive therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Executive of Section 4.4(a). In addition, the Corporation will be relieved of any further obligation to make any payments to the Executive or provide Executive with any benefits as outlined in Section 5.3 and Executive shall be obligated to repay such amounts already received under said section, except those in Sections 5.3(a)(i) and 5.3(a)(ii), in the event of a breach by the Executive of Section 4.4(a).

ARTICLE 5 - TERMINATION

5.1 Termination by the Corporation

The Corporation may terminate the Executive's employment with the Corporation at any time by giving a Notice of Termination to the Executive.

5.2 Termination by the Executive

The Executive may terminate Executive's employment with the Corporation at any time by giving 30 days' written Notice of Termination to the Corporation.

5.3 Payments on Termination Without Cause or for Good Reason

(a) If the Executive's employment with the Corporation is terminated by the Corporation pursuant to Section 5.1 for any reason other than cause or Permanent Disability, or is terminated by the Executive pursuant to Section 5.2 for Good Reason, and subject to and conditional upon the Executive complying with the provisions of Article 6, the Corporation will:

(i) pay to the Executive an amount equal to the salary earned by Executive up to the Date of Termination and any outstanding vacation pay calculated as of such Date;

(ii) reimburse the Executive in accordance with Section 3.6 for any expenses incurred by Executive up to and including the Date of Termination;

(iii) subject to Sections 5.3(b) and (c), pay to the Executive an amount equivalent to the base salary that would have been payable to Executive, on the basis of Section 3.1, for the Severance Period, such payment to be made as a lump sum payment equivalent to six (6) months' base salary immediately upon termination of employment, with the remaining amount to be paid within twelve (12) months of the Date of Termination at such times as the Board of Directors shall determine in its discretion, but in such amounts and at such times as shall be not less than equal monthly installments and not more than twelve (12) such installments commencing thirty (30) days following the Date of Termination;

(iv) maintain the Executive's benefits referred to in Section 3.2 for the Severance Period or, if that is not possible, pay to the Executive an amount equal to the cost of such benefits, grossed up so that the after tax value of the payments is equal to the cost of the benefits;

(v) give the Executive credit under the Corporation's pension plan for an additional period of service with the Corporation equal to the Severance Period or, if that is not possible, pay to the Executive an amount equal to the then present value of the benefits under the Corporation's pension plan attributable to such service, grossed up so that the after tax value of the payments is equal to then present value of the benefits; and

(vi) permit the Executive to exercise at any time within six (6) months from the Date of Termination all options granted to the Executive on or after January 28, 2002 that would otherwise vest during the Severance Period and permit the Executive to exercise all other options vested on the Date of Termination within 30 days of the Date of Termination. Notwithstanding the foregoing, in no event may Executive exercise any option after the expiration of the Option Period (as defined under the Stock Option Plan in effect from time to time).

(b) Notwithstanding the foregoing, the payments contemplated by Section 5.3(a)(iii), excluding the lump sum payment described therein, will be reduced by fifty per cent (50%) during any period when the Executive has obtained alternate employment or has otherwise mitigated any damages arising from the termination of his employment. The Executive has a duty to mitigate Executive's damages and will promptly notify the Corporation of such employment or mitigation.

(c) In addition to receiving the payments referred to in Section 5.3(a)(iii), in the event there is a Change of Control and the Executive's employment is terminated by the Corporation pursuant to Section 5.1 for any reason other than cause or Permanent Disability, or is terminated by the Executive pursuant to Section 5.2 for Good Reason, during the period beginning one (1) month prior to the Change of Control and ending six (6) months following the Change in Control, and subject to and conditional upon the Executive complying with the provisions of Article 6, the Corporation will pay to the Executive an amount equivalent to six (6) months' base salary, on the basis of Section 3.1, such payment to be made immediately as a lump sum payment.

Immediately upon the occurrence of Change of Control, all options granted to the Executive on or after January 28, 2002 which have not previously expired, shall immediately vest and become exercisable. Notwithstanding the foregoing or any other term of this agreement, in no event may any option be exercised after the expiration of the option period as defined under the stock option plan in effect from time to time.

(d) The parties agree that the provisions of Section 5.3 are fair and reasonable and that the amounts payable by the Corporation to the Executive or for Executive's benefit pursuant to Section 5.3 are reasonable estimates of the damages which will be suffered by the Executive in the event of the termination of employment with the Corporation in the circumstances set out in this Section 5.3 and will not be construed as a penalty.

(e) The parties agree that the payments under Section 5.3(a)(iii) and, if applicable, 5.3(c) will be deemed to include: (i) all termination pay and severance pay owing to the Executive pursuant to the Employment Standards Act (Ontario); (ii) any other or further amount of notice or pay in lieu thereof at common law or under any statute, in respect of the termination of Executive's employment.

5.4 Payments on Termination by Corporation for Cause or by Reason of Permanent Disability or on Termination by the Executive Without Good Reason

(a) If the Executive's employment with the Corporation is terminated by the Corporation pursuant to Section 5.1 for cause or by reason of Permanent Disability, or if such employment is terminated by the Executive pursuant to Section 5.2 without Good Reason, the Corporation will:

(i) pay to the Executive an amount equal to the salary earned by Executive up to the Date of Termination and any outstanding vacation pay calculated as of such date;

(ii) reimburse the Executive in accordance with Section 3.6 for any expenses incurred by Executive up to and including the Date of Termination;

(iii) pay to the Executive any amounts owing to Executive under the incentive plans in accordance with the terms of such Plans and based on service up to the Date of Termination but not after the Date of Termination; and

(iv) arrange for the Executive to receive any pension benefits to which Executive is entitled pursuant to the Corporation's pension plan.

(b) If the Executive's employment with the Corporation is terminated by the Corporation pursuant to Section 5.1 by reason of Permanent Disability, the Corporation will:

(i) continue to pay to the Executive an amount equal to Executive's base salary at the rate in effect immediately prior to such termination for the balance, if any, of the applicable waiting period for long term disability benefits stipulated in the Corporation's long term disability plan (the "Waiting Period");

(ii) maintain during the Waiting Period and during any period in which the Executive is receiving long term disability benefits pursuant to the Corporation's long term disability plan (the "Long Term Disability Period") those of the Executive's benefits referred to in Section 3.2 which are normally continued for the Corporation's employees who are in receipt of either short term disability benefits or long term disability benefits;

(iii) give the Executive credit under the Corporation's pension plan for an additional period of service with the Corporation equal to the Waiting Period and the Long Term Disability Period; and

(iv) permit the Executive or his legal representative to exercise at any time within six (6) months from the Date of Disability all options granted to the Executive on or after January 28, 2002 and held by the Executive at the Date of Termination that have vested on the Date of Termination or would otherwise vest during the twelve (12) months period following the Date of Termination and permit the Executive or his legal representative to exercise all other options vested on the Date of Disability within such six (6) months period. Notwithstanding the foregoing, in no event may any option be exercised after the expiration of the Option Period (as defined under the Stock Option Plan in effect from time to time).

(c) The Executive and the Corporation agree that the termination of the Executive's employment by the Corporation by reason of Permanent Disability is not contrary to the Ontario Human Rights Code and that further accommodation would be undue hardship on the Corporation.

5.5 Payments on Death of the Executive

(a) if the Executive's employment with the Corporation is terminated by death, the Corporation will:

(i) pay to the Executive an amount equal to the salary earned by Executive up to the Date of Death and any outstanding vacation pay calculated as of such date;

(ii) reimburse in accordance with Section 3.6 for any expenses incurred by Executive up to and including the Date of Death;

(iii) pay to the Executive any amounts owing to Executive under the incentive plans in accordance with the terms of such Plans and based on service up to the Date of Death but not after the Date of Death;

(iv) arrange for the Executive to receive any pension benefits to which Executive is entitled pursuant to the Corporation's pension plan; and

(v) permit the legal representative of the Executive to exercise at any time within six (6) months from the Date of Death all options granted to the Executive on or after January 28, 2002 and held by the Executive at the Date of Death that have vested on the Date of Death or would otherwise vest during the six (6) months period following the Date of Death and permit the legal representative of the Executive to exercise all other options vested on the Date of Death within twelve (12) months of the Date of Death. Notwithstanding the foregoing, in no event may any option be exercised after the expiration of the Option Period (as defined under the Stock Option Plan in effect from time to time).5.6 Return of Property

Upon any termination of his employment with the Corporation, the Executive will deliver or cause to be delivered to the Corporation promptly all equipment, books, documents, money, securities or other properties of the Corporation that are in the possession, charge, control or custody of the Executive.

5.7 No Termination Claims

Upon any termination of the Executive's employment by the Corporation in compliance with this Agreement or upon any termination of the Executive's employment by the Executive, the Executive will have no action, cause of action, claim or demand against the Corporation, any related or associated corporations or any other person as a consequence of such termination.

5.8 Resignation as Director and Officer

Upon any termination of the Executive's employment under this Agreement, the Executive will sign forms of resignation indicating his resignation as a director and officer of the Corporation and its subsidiaries, if applicable.

5.9 Comments About the Corporation

Executive agrees that Executive will not say, publish or do any act or thing that disparages or casts the Corporation, its officers, directors, employees, agents and/or representatives in any unfavorable light, or which could result in injury to any such person's reputation. Executive shall make no public statements or announcements regarding Executive's past employment by the Corporation or any of the matters set forth herein without first consulting with the Corporation and obtaining its prior written approval as to the timing and content of the proposed statements and/or announcements, except that Executive may disclose Executive's dates of employment, title, job description and final base annual salary with the Corporation. The Corporation agrees that it shall make no public announcement regarding Executive's past employment with the Corporation which disparages or casts Executive in a false light. The parties agree that neither shall make any press release or other public announcement concerning this Agreement except to the extent required by applicable law.

5.10 Provisions which Operate Following Termination

Notwithstanding any termination of the Executive's employment under this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 4.4, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 6.1, 6.2, 6.3 and 6.4 of this Agreement and any other provisions of this Agreement necessary to give efficacy thereto will continue in full force and effect following such termination.

ARTICLE 6 - NON-COMPETITION AND NON-SOLICITATION

6.1 Non-Competition

(a) Without limiting the Executive's Covenant's contained in Article 4, the Executive will not, without the prior written consent of the Corporation, during the term of employment, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part of his name to be used or employed by any person engaged in or concerned with or interested in a business which is competitive with the business carried on by the Corporation at any time during the term of employment.

(b) The Executive will not, without the prior written consent of the Corporation, following the term of employment,

(i) until the end of the Severance Period if the Executive's employment is terminated by the Corporation without cause or by the Executive for Good Reason,

(ii) until six (6) months following the Date of Termination if the Executive's employment is terminated by the Corporation for cause,

(iii) until six (6) months following the last day actually worked by the Executive if the Executive's employment is terminated in any other manner or for any other reason,

either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part of his name to be used or employed by any person engaged in or concerned with or interested in within North America,

i) a business which is competitive with any business carried on by the Corporation during the term of employment or during any Severance Period if the Executive's employment is terminated by the Corporation without cause or by the Executive for Good Reason, or

(ii) a business which is competitive with any business carried on by the Corporation during the term of employment through the Date of Termination, in all other cases.

(c) The Executive confirms that all restrictions in Section 6.1(a) and (b) are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions by the Corporation.

6.2 Non-Solicitation

(a) The Executive will not, without the prior consent of the Corporation, during the term of Executive's employment or at any time for a period of twelve (12) months following the termination of the Executive's employment under the Agreement for whatever reason and with or without cause, either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, employee or shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever on Executive's own behalf or on behalf of anyone competing or endeavouring to compete with the Corporation, directly or indirectly solicit, or gain the custom of, interfere with or endeavour to entice away from the Corporation any person who:

(i) is a client of the Corporation at the Date of Termination and with whom the Executive dealt during the Executive's employment;

(ii) was a client of the Corporation at any time during the Executive's employment at the Corporation and with whom the Executive dealt during the Executive's employment;

For the purposes of 6.2(a)(i) and (ii) above, "client" shall mean customers (including distributors, resellers and licensees), joint venture partners, strategic partners, OEM partners and any other individual or entity in a like relationship with the Corporation or its affiliates.

(b) The Executive confirms that all restrictions in Section 6.2(a) are reasonable and valid and that the Executive waives all defences to the strict enforcement of such restrictions in Section 6.2(a) by the Corporation.

(c) Sections 6.2(a)(i),(ii) and (iii) are each separate and distinct covenants, severable one from the other and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as determined and all other such covenants will continue in full force and effect.

(d) The Executive, for a period of twelve (12) months following the termination of the Executive's employment under the Agreement for whatever reason and with or without cause, will not interfere with or entice away any person who is an employee or independent contractor of the Corporation at the Date of Termination.

6.3 Industrial and Intellectual Property

  Executive acknowledges that all improvements, inventions, know-how and discoveries, technology, patents, copyrightable materials, computer programs, designs, documentation, processes, techniques or procedures in any way related to the Corporation's business which are developed, invented, or written by Executive alone or together with others, including all derivative works, during the course of Executive's employment with Corporation, or at any time using Confidential Information ("Developments") are the exclusive property the Corporation:
  Executive will fully disclose all Developments to the Corporation and hereby waives all moral rights in all Developments as of the moment they are created and transfers all interest in all Developments, including all derivative works, exclusively to the Corporation on a world-wide, royalty-free basis as of the moment they are created and, as required by the Corporation, will protect the Corporation's interest in such Developments. Executive agrees to execute any documents which the Corporation feels are necessary to enable the Corporation to apply for or enforce its patent, copyright, industrial design, trademark right, or any other industrial or intellectual property rights in the Developments.

(c) Executive acknowledges that Executive is not a party to any prior agreements which have created, or which could create in any third party rights which are or could become inconsistent with Executive's obligations herein, and agrees that Executive will fully disclose to the Corporation at Executive's earliest opportunity any such prior agreements as well as any claims made or notices provided by a third party which allege any such agreement or interest.

(d) Executive acknowledges that, from time to time, the Corporation uses the image, likeness, voice or other representation of its employees in connection with the production of corporate reports, advertising and promotional materials, and training videos. Executive agrees that if, during the course of employment, Executive participates in such productions, the Corporation may use Executive's image, likeness, voice or other representation in perpetuity, in all media and in all territories for the purposes described above without further compensation to Executive.

6.4 Breach

Any breach of the provisions of Sections 6.1(a), 6.1(b), 6.2(a), 6.2(d) or 6.3 by the Executive will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm. The Executive therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach or threatened breach by the Executive of any of the provisions of Sections 6.1(a), 6.1(b), 6.2(a), 6.2(d) or 6.3 . In addition, the Corporation will be relieved of any further obligations to make any payments to the Executive or provide him with any benefits as outlined in Section 5.3 and Executive shall be obligated to repay such amounts already received under said section, except those in Section 5.3(a)(i) and 5.3(a)(ii), in the event of a breach by the Executive of any of the provisions of Sections 6.1(a), 6.1(b), 6.2(a), 6.2(d) or 6.3.

GENERAL

7.1 Notices

Any demand, notice or other communication ("Communication") to be given in connection with this Agreement will be given in writing by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Corporation:

1600 Carling Avenue
Ottawa, ON K1Z 8R7

Attention: Vice President Human Resources

To the Executive:

Mr. Ian Legrow

82 Hobin St., Stittsville Ont., K2S 1G8

or such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any Communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the Communication and, if given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit of the Communication in the mail and, if given by electronic communication, on the day of transmittal of the Communication if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication may not be mailed but must be given by personal delivery or by electronic communication.

7.2 Time of Essence

Time will be of the essence of this Agreement.

7.3 Deductions

The Corporation will deduct all statutory deductions from any amounts to be paid to the Executive under this Agreement.

7.4 Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

7.5 Number

In this Agreement words importing the singular number only will include the plural and vice versa and words importing the masculine gender will include the feminine and neuter genders and vice versa and words importing persons will include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

7.6 Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Executive and the successors and permitted assigns of the Corporation respectively.

7.7 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the parties to this Agreement with respect to the subject matter of this Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

7.8 Pre-Contractual Representations

The Executive hereby waives any right to assert a claim based on any pre-contractual representations, negligent or otherwise, made by the Corporation.

7.9 Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties to this Agreement. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

7.10 Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

7.11 Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in Ontario.

7.12 Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. The Corporation and the Executive each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing in this Agreement contained will prevent the Corporation from proceeding at its election against the Executive in the courts of any other province or country.

In the event that the Executive, in good faith, initiates litigation to enforce payments under Article 5.3 or 5.4 following a Change of Control, the Corporation will pay, and be solely financially responsible for, any and all attorneys' and related fees and expenses incurred by the Executive, without regard to whether the Executive prevails in such litigation.

7.13 Copy of Agreement

The Executive hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF the parties have executed this Agreement.

Corel Corporation

By:	_______________________________
Name: Stephen Quesnelle
Title: VP - Human Resources

By:	_____________________________
Name:
Title:

WITNESS:

Signature	[Ian Legrow signature and date]

Name (Please print)